UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16333 Phoebe, La Mirada, CA	90638
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On March 24, 2011, BioLargo, Inc., and its wholly owned subsidiaries BioLargo Life Technologies, Inc., and Odor-No-More, Inc. (collectively, the “Company”) and Central Garden & Pet Company (“Central”), entered into an agreement in which Central was granted the exclusive worldwide right and license to sell, market, offer for sale, distribute import, export, and otherwise exploit products that contain the BioLargo technologies in the “pet supplies industry” (which is defined in the agreement, and does not include products for equine or livestock). The Company is the exclusive provider of the product containing the BioLargo technologies, other than in certain limited conditions. The rights granted to Central are exclusive so long as Central meets “minimum purchase requirements” of product from the Company, as set forth in the agreement.  The agreement terminates only upon uncured breach of material warranty or obligation.

On March 24, 2011, pursuant to the agreement, Central paid to the Company $100,000 which is to be credited against future orders. The Company has agreed to sell product to Central at a price equal to the manufacturing cost plus a “manufacturer’s margin”, in an amount to be agreed upon by the parties for each particular product. Central agreed to include a BioLargo trademark on the packaging of any products containing the BioLargo technologies.

Central shall have a right of first refusal to purchase Odor-No-More, Inc., or the Odor-No-More brand and/or intellectual property. The Company shall give notice of receipt of any offer to purchase, and Central may elect to match the terms of the offer. Central also has the right of first offer to acquire the right to commercialize new products based on BioLargo technologies in the “pet supplies industry”, following notice from the Company and a 90 day due diligence period. If Central declines to commercialize any such new product, the Company is free to commercialize such products under its own brand, but not under a third party’s brand.

The agreement also contains standard provisions typical of a license and supply agreement.

Item 9.01     Financial Statements and Exhibits

10.1	Agreement between BioLargo, Inc., and its subsidiaries, and Central Garden & Pet Company.
99.1	Press release dated March 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2011	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer